EXHIBIT 99.1

Press Release - MSC.Software Announces Second Quarter Financial Results

Investor Contact:

Joanne Keates

Vice President, Investor Relations

MSC.Software

(714) 444-8551

joanne.keates@mscsoftware.com

MSC.Software Reports Financial Results for the

Second Quarter Ended June 30, 2008

SANTA ANA, Calif. – August 5, 2008- MSC.Software Corporation (NASDAQ: MSCS), a leading global provider of enterprise simulation solutions including simulation software and services, today reported results for the second quarter ended June 30, 2008. Financial highlights include the following:

Quarter ended June 30, 2008:

•	Total revenue of $64.4 million, an increase of 6% over the second quarter last year,

•	Maintenance revenue of $35.9 million, an increase of 13% over last year,

•	Services revenue of $7.4 million, an increase of 26% over last year.

Six Months ended June 30, 2008:

•	Total revenue of $125.7 million, an increase of 6% over the same period last year,

•	Maintenance revenue of $69.0 million, an increase of 14% versus the same period last year,

•	Net cash provided by operations during the six month period was $26.7 million,

•	Deferred revenue at June 30, 2008 of $95.3 million, and

•	Cash and Investments at June 30, 2008 of $156.2 million.

REVENUE

Total revenue for the second quarter ended June 30, 2008 was $64.4 million compared to $60.7 million for the second quarter in 2007. Software revenue for the second quarter of 2008 totaled $21.1 million compared to $23.0 million for the second quarter in 2007. Maintenance revenue totaled $35.9 million and services revenue totaled $7.4 million for the second quarter of 2008, compared to $31.8 million of maintenance revenue and $5.9

Press Release - MSC.Software Announces Second Quarter Financial Results

million of services revenue for the second quarter in 2007. Foreign exchange favorably impacted total revenue by $5.9 million in the second quarter of 2008.

Total revenue for the six months ended June 30, 2008 was $125.7 million compared to $118.4 million for the six month period in 2007. Software revenue totaled $43.0 million in 2008 compared to $46.0 million in 2007. Maintenance revenue totaled $69.0 million and services revenue totaled $13.7 million for the first six months of 2008, compared to $60.6 million of maintenance revenue and $11.8 million of services revenue for the six months in 2007. Foreign exchange favorably impacted total revenue by $11.1 million in the six months.

“Although software revenue continues to be impacted by our product transition, the enterprise simulation product suite represented 33% of total license revenue in the quarter,” said Bill Weyand, CEO and Chairman of MSC.Software. “Additionally, we’ve focused and managed our professional consulting services for profitable revenue growth and this business was up 26% in the quarter. The continued strength in our maintenance revenue stream is indicative of the quality of our products and represents a tremendous asset for our business.”

“As MSC enters the final phase of its product and corporate transition, the focus now turns to business execution and continuous cost improvements,” said Bill Weyand, CEO and Chairman of MSC.Software. “During the second quarter we implemented several operating cost improvement measures, including a reduction in headcount representing approximately 6% of the workforce and a significant reduction in contracted services that we believe will result in hard dollar savings in the second half of 2008.”

“SimEnterprise R3 releases launched in the second quarter have robust functionality that improve upon our scalable enterprise solutions, allowing customers to innovate and optimize their simulation methodologies and move from pilot/proof of concept projects to more global deployments. In June, we also launched new versions of our Engineering Analysis and MD product suite to enhance MSC’s existing analysis tools and ensure our customer’s seamless migration to multi discipline solutions,” continued Mr. Weyand.

REVENUE BY GEOGRAPHY

Total revenue in the Americas for the second quarter and six months ended June 30, 2008 was $20.1 million and $38.7 million, respectively, compared to $17.2 million and $35.7 million last year. Total revenue in EMEA for the second quarter and six months ended June 30, 2008 was $24.8 million and $48.3 million, respectively, compared to $24.7 million and $44.4 million last year. Changes in the Euro increased EMEA revenue by $3.4

Press Release - MSC.Software Announces Second Quarter Financial Results

million in the quarter and $6.4 million in the six month period. In the Asia region, revenue for the second quarter and six months ended June 30, 2008 totaled $19.5 million and $38.7 million, respectively, compared to $18.8 million and $38.3 million last year. Changes in the Japanese Yen increased Asia revenue by $2.5 million in the quarter and $4.7 million in the six months.

RESULTS OF OPERATIONS AND EPS

Total operating expenses for the second quarter ended June 30, 2008 were $52.5 million, compared to $45.9 million last year. Total operating expenses increased by $3.1 million due to the impact of foreign currency exchange. The operating loss for the second quarter was $0.3 million, which compares to operating income of $3.8 million in the second quarter last year. This quarter’s operating loss included $0.7 million of restructuring charges and the second quarter last year included $0.7 million of restructuring and other charges. Income from continuing operations for the quarter totaled $1.0 million or $0.02 per diluted share, compared to $1.5 million or $0.03 per diluted share in the second quarter last year.

Total operating expenses for the six months ended June 30, 2008 were $106.2 million, compared to $105.3 million last year. Total operating expenses increased by $5.7 million due to the impact of foreign currency exchange. The operating loss for the six month period was $4.8 million, compared to an operating loss of $9.6 million in the six month period last year. The operating loss for the first six months of 2008 included $0.8 million of restructuring charges and for the six month period ended June 30, 2007 included $7.8 million of restructuring and other charges. The loss from continuing operations for the six months totaled $1.2 million or ($0.03) per diluted share, compared to a loss of $5.0 million or ($0.11) per diluted share in the six months last year.

CONFERENCE CALL

The Company will host a conference call to discuss the second quarter financial results today at 1:30 pm pacific (4:30 pm eastern). The second quarter conference call will include a slide presentation that can be downloaded at: http://www.mscsoftware.com/ir/. The conference call can be accessed by web cast at: http://www.mscsoftware.com/ir/ or by dialing in to (800) 374-0151 for US callers or (706) 634-4981 for international callers. To participate in the live conference call, use the following conference ID code: 55221048.

Press Release - MSC.Software Announces Second Quarter Financial Results

An archived version of the conference call will be available at http://www.mscsoftware.com/ir/. The teleconference replay will be available for 48 hours and can be accessed by dialing in to: U.S. (800) 642-1687 or Intl. (706) 645-9291 using the conference ID code: 55221048.

About MSC.Software Corporation

MSC.Software Corporation (NASDAQ: MSCS) is a leading global provider of enterprise simulation solutions, including simulation software and services, that helps companies make money, save time and reduce costs associated with designing and testing manufactured products. MSC.Software works with thousands of companies in hundreds of industries to develop better products faster by utilizing information technology, software and services. MSC.Software employs 1,100 people in 21 countries. For additional information about MSC.Software’s products and services, please visit www.mscsoftware.com.

Safe Harbor Statement This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this press release are based on information available to us on the date hereof. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results to differ materially from those implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither we nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. Important factors that may cause actual results to differ from expectations include, but are not limited to, those discussed in “Risk Factors” on our 2007 Form 10-K filed with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

(Financials to follow)

MSC.SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share value amounts)

	December 31, 2007	June 30, 2008
ASSETS
Cash and Investment	$135,029	$156,226
Trade Accounts Receivable, less Allowance for Doubtful Accounts of $1,855 and $1,864, respectively	70,204	56,420
Property and Equipment, Net	18,900	17,042
Goodwill, Indefinite Lived & Other Intangibles	195,311	196,776
Other Assets	47,701	55,836

Total Assets	$467,145	$482,300

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deferred Revenue	$80,584	$95,305
Long-Term Debt	6,936	6,306
Other Liabilities	60,215	56,611

Total Liabilities	147,735	158,222

Net Shareholders’ Equity	319,410	324,078

Total Liabilities and Shareholders’ Equity	$467,145	$482,300

	0	(0)

PRELIMINARY

MSC.SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Revenue:
Software	$22,982	$21,067	$45,985	$43,025
Maintenance	31,858	35,946	60,640	68,976
Services	5,898	7,429	11,762	13,650

Total Revenue	60,738	64,442	118,387	125,651

Cost of Revenue:
Software	2,427	2,720	5,519	5,183
Maintenance and Services	8,586	9,473	17,141	19,044

Total Cost of Revenue	11,013	12,192	22,660	24,227

Gross Profit	49,725	52,249	95,727	101,424

Operating Expenses:
Research and Development	11,897	13,262	25,102	27,628
Selling and Marketing	19,183	23,625	39,420	47,269
General and Administrative	13,951	14,579	32,624	29,765
Amortization of Intangibles	170	337	345	673
Restructuring and Other Charges	693	705	7,790	844

Total Operating Expenses	45,894	52,508	105,281	106,179

Operating Income (Loss)	3,831	(259)	(9,554)	(4,755)

Other (Income) Expense:
Interest Expense	292	265	573	543
Other (Income) Expense, net	444	(2,620)	(630)	(3,615)

Total Other (Income) Expense, net	736	(2,355)	(57)	(3,072)

Income (Loss) From Continuing Operations Before Provision (Benefit) For Income Taxes	3,095	2,096	(9,497)	(1,683)
Provision (Benefit) For Income Taxes	1,628	1,065	(4,539)	(508)

Income (Loss) From Continuing Operations	1,467	1,031	(4,958)	(1,175)
Total Income From Discontinued Operations, net of Income Taxes	871	—	1,046	—

Net Income (Loss)	$2,338	$1,031	$(3,912)	$(1,175)

Basic and Diluted Earnings (Loss) Per Share From Continuing Operations	$0.03	$0.02	$(0.11)	$(0.03)
Basic and Diluted Earnings Per Share From Discontinued Operations	$0.02	$—	$0.02	$—
Basic and Diluted Earnings (Loss) Per Share	$0.05	$0.02	$(0.09)	$(0.03)
Basic Weighted-Average Shares Outstanding	44,029	44,963	43,928	44,858
Diluted Weighted-Average Shares Outstanding	44,831	45,512	43,928	44,858